JANUS DETROIT STREET TRUST

CLAYTON STREET TRUST

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Detroit Street Trust (“DST”), a trust with transferable shares of the type commonly called a Delaware statutory trust, and the Secretary of Clayton Street Trust (“CST”), a trust with transferable shares of the type commonly called a Delaware statutory trust (collectively with DST, the “Trusts,” and each, a “Trust”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of DST by its Amended and Restated Agreement and Declaration of Trust dated August 6, 2015, and of CST by its Trust Instrument dated December 7, 2015, each as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of each Trust, including a majority of the Trustees who are not “interested persons” of the Trusts (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on January 18, 2017, the following resolutions were adopted in substantially the same form as set forth below:

RESOLVED, that the Boards of Trustees of Janus Detroit Street Trust (“DST”) and Clayton Street Trust (“CST,” and together with DST, the “Trusts”) approve, based on information provided by Janus Capital Management LLC (“Janus Capital”), the Trusts’ participation in a renewed joint insured bond (the “Renewed Bond”) to be issued by ICI Mutual Insurance Company (“ICIM”) for the term February 3, 2017 through February 3, 2018 in substantially the form discussed at this meeting and in the amount that will maintain the Trusts’ compliance with the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and find and determine such amount to be reasonable and in excess of the sum of the minimum amount required per investment company insured pursuant to Rule 17g-1 under the 1940 Act, taking into consideration, among other things, the amount of coverage for each insured party, the number of insured parties, the amount and allocation of the premium proposed to be allocated to each insured party, the nature of the business activities of each insured party, the aggregate assets of the Funds to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Funds’ portfolios, as presented to the Boards of Trustees at this meeting;

FURTHER RESOLVED, that the Boards of Trustees authorize and direct the Trusts’ officers and affiliates of Janus Capital to prepare, execute, and file the Renewed Bond, and any amendments thereto, and to take such other action as may be necessary or appropriate to conform to the provisions of the 1940 Act and the rules and regulations thereunder;

FURTHER RESOLVED, that the Boards of Trustees authorize and approve the proposed allocation of a portion of the premium for the Renewed Bond to each series of each Trust, subject to ratification by the Trustees upon determination of final allocation amounts, provided that the share of the premium allocated to each Trust is determined to be less than the premium that each Trust would pay if each Trust maintained a single insured bond;

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 2nd day of October, 2017.

/s/ Kathryn L. Santoro
Kathryn L. Santoro, Vice President

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Kathryn Santoro, Vice President of Janus Detroit Street Trust and Clayton Street Trust, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 2nd day of October, 2017.

My Commission Expires:	/s/ Amber Joy Sanders
Amber Joy Sanders
Notary Public
7/7/20
[Notary Seal]